Exhibit 99.1

International-Matex Tank Terminals Increases Debt Facility, Extends Maturity

NEW YORK--(BUSINESS WIRE)--June 24, 2010--Macquarie Infrastructure Company (NYSE: MIC) announced that International-Matex Tank Terminals (“IMTT”) has amended its revolving credit facility and increased the committed funding to $1.1 billion from $625 million. The increase in the facility will support development of growth projects at IMTT. The revised terms also extend the maturity date of the majority of the facility.

MIC has a 50% equity interest in IMTT. IMTT is the owner and/or operator of bulk liquid storage terminals with an aggregate capacity of more than 42 million barrels making it one of the largest independent terminal operators in the U.S.

The maturity date for the majority of the revolving credit facility has been extended two years. Up to $970 million of the facility, comprising a $940 million US dollar denominated portion and a $30 million Canadian dollar denominated portion, will be available to IMTT prior to the maturity of the facility on June 7, 2014. Up to $130 million of the facility will mature on June 7, 2012, the maturity date of the facility prior to the amendments.

“The increased facility and the terms of the credit facility reflect both the improved condition of the debt markets generally, but also the quality of the IMTT credit,” said James Hooke, Chief Executive Officer of MIC. “We’re pleased that IMTT has been able to access external funding in support of its growth initiatives and has been able to do so on reasonable terms.”

At signing, the drawn balance on the new facility was approximately $602 million. The balance included the amount previously drawn on the facility plus $30 million that was used to fully repay a term loan provided by Regions Bank in August of 2009.

The balance also includes $65 million to be used to fully repay the outstanding balance on a term loan previously provided by DnB NOR Bank. As a result of the repayment of the DnB NOR Bank loan, IMTT will no longer make a scheduled amortization payment of $13 million in 2010. The $65 million to be used to repay DnB NOR Bank will continue to bear interest at the previously agreed upon rate of LIBOR + 1.0% through December 2012 at which point interest will be computed on the same basis as the remainder of the facility.

The all-in cost of IMTT’s debt facilities, including the amended revolving credit facility, bonds, interest rate swaps and fees associated with letters of credit, is 5.49%. The unhedged (underlying) rate on the majority of the amended revolving credit facility varies based on the leverage employed by IMTT. At current leverage levels the rate on the majority of the revolving credit facility is LIBOR + 2.25%.

IMTT’s annualized cash interest on all debt, assuming no additional borrowings and including the payment of fees associated with letters of credit, is expected to be approximately $34.4 million.

SunTrust Bank is serving as administrative agent for the facility on behalf of a syndicate of 23 banks.

About Macquarie Infrastructure Company

Macquarie Infrastructure Company owns, operates and invests in a diversified group of infrastructure businesses providing basic, everyday services, to customers in the United States. Its ongoing businesses consist of three energy-related businesses including a gas production and distribution business (The Gas Company in Hawaii), a controlling interest in a district energy business (District Energy), and a 50% indirect interest in a bulk liquid storage terminal business (International-Matex Tank Terminals). MIC also owns and operates an aviation-related airport services business (Atlantic Aviation). The Company is managed by a wholly-owned subsidiary of the Macquarie Group. For additional information, please visit the Macquarie Infrastructure Company website at www.macquarie.com/mic. MIC-G

MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

CONTACT:
Macquarie Infrastructure Company
Jay Davis, 212-231-1825
Investor Relations
jay.davis@macquarie.com